Exhibit 22

LIST OF SUBSIDIARY GUARANTORS

As of May 31, 2024, each of the following subsidiaries of FedEx Corporation (“FedEx”) guaranteed each of the senior unsecured debt securities issued by FedEx listed below. FedEx owns, directly or indirectly, 100% of each guarantor subsidiary. The guarantees are (1) unsecured obligations of the respective guarantor subsidiary, (2) rank equally with all of their other unsecured and unsubordinated indebtedness, and (3) are full and unconditional and joint and several.

NAME OF GUARANTOR SUBSIDIARY*	Jurisdiction of INCORPORATION or Organization
Federal Express Corporation	Delaware
FedEx Ground Package System, Inc.	Delaware
FedEx Freight Corporation	Delaware
FedEx Freight, Inc.	Arkansas
FedEx Corporate Services, Inc.	Delaware
FedEx Office and Print Services, Inc.	Texas
Federal Express Europe, Inc.	Delaware
Federal Express Holdings S.A., LLC	Delaware
Federal Express International, Inc.	Delaware

*Pursuant to the one FedEx consolidation, on June 1, 2024 FedEx Ground Package System, Inc. and FedEx Corporate Services, Inc. were merged into Federal Express Corporation, and FedEx Freight Corporation was merged into FedEx Freight, Inc.

SENIOR UNSECURED DEBT SECURITIES OF FEDEX GUARANTEED BY THE GUARANTOR SUBSIDIARIES (1)
0.450% Note due 2025
3.250% Note due 2026
1.625% Note due 2027
3.400% Note due 2028
4.200% Note due 2028
0.450% Note due 2029
3.100% Note due 2029
4.250% Note due 2030
1.300% Note due 2031
2.400% Note due 2031
0.950% Note due 2033
4.900% Note due 2034
3.900% Note due 2035
3.250% Note due 2041
3.875% Note due 2042
4.100% Note due 2043
5.100% Note due 2044
4.100% Note due 2045
4.750% Note due 2045
4.550% Note due 2046
4.400% Note due 2047
4.050% Note due 2048
4.950% Note due 2048
5.250% Note due 2050
4.500% Note due 2065 (1) References are to calendar years.

SUBSIDIARY ISSUERS OF GUARANTEED SECURITIES

Pass-through trusts formed by Federal Express Corporation (“Federal Express”), a Delaware corporation and wholly owned subsidiary of FedEx, offer for sale pass-through certificates of Federal Express. Each pass-through certificate represents an interest in a pass-through trust. The property of the pass-through trust includes equipment notes issued by Federal Express. FedEx fully and unconditionally guarantees the payment obligations due on the equipment notes underlying the pass-through certificates offered for sale by Federal Express.

Federal Express issued Pass-Through Certificates, Series 2020-1AA with a fixed interest rate of 1.875% due February 2034 utilizing pass-through trusts.